Exhibit 10.1

December 13, 2019

Mr. Dennis Klaeser
Chief Financial Officer
TCF Financial Corporation
2301 West Big Beaver Road
Troy, MI 48084

Re:	Supplement to Employment Agreement dated July 1, 2018 by and among Chemical Financial Corporation, Chemical Bank and Dennis Klaeser (the “Employment Agreement”)

Dear Dennis,

TCF Financial Corporation (the “TCF”) considers your continued service and dedication as Chief Financial Officer to be an integral part of our ongoing integration efforts as we look to continue to integrate our two companies following the merger of TCF Financial Corporation, a Delaware corporation and Chemical Financial Corporation, a Michigan corporation effective on August 1, 2019 (the “Merger”). Accordingly, we are pleased to confirm our understandings and agreements regarding certain changes to the terms of your employment that will occur.

Capitalized terms that are not otherwise defined in this letter shall have the meanings ascribed to them in the Employment Agreement. The terms of this letter shall constitute a part of and be a supplement to the Employment Agreement, which Employment Agreement will remain in effect following the Letter Effective Date (as defined below), except as otherwise provided in this letter. The terms of this letter shall prevail wherever inconsistent with and/or supplemental to the Employment Agreement, as follows.

1.	Letter Effective Date. The terms of this letter shall become effective on the date it is signed by both parties (the “Letter Effective Date”).

2.
Position; Duties. Executive shall continue to serve as Chief Financial Officer (his principal position), and (b) in such positions with Affiliates as are reasonably requested by TCF, provided that the duties of such positions are consistent with Executive’s responsibilities in Executive’s principal position, which duties in the aggregate shall constitute Executive’s employment (“Employment”).

3.
Compensation. Executive shall continue to receive the compensation and benefits set forth in Section 3 of the Employment Agreement, specifically including his annual incentive bonus for 2019 (and a pro rata bonus for 2020) and the equity awards to be granted in 2020, each at a level not less than the target levels set forth in the Employment Agreement.

4.
Termination Without Cause. This letter confirms that the Merger constituted a Change in Control under the terms of the Employment Agreement. Executive shall remain in his Employment through October 1, 2020 (the “Termination Date”), at which time, and not until such time (unless Executive’s Employment is earlier terminated for Cause or due to death or Disability), Executive will automatically incur a Termination Without Cause (and is hereby notified thereof) and be entitled to the Change in Control Severance Pay and other benefits set forth in the Employment Agreement, subject to the conditions described in the Employment Agreement. In addition to the foregoing, any outstanding equity awards as of the Termination Date not addressed by the Employment Agreement, including all post-Change in Control grants, shall fully vest as of the Termination Date.

5.
Consulting Agreement. Executive and TCF agree that it is desirable that Executive serve as a consultant to TCF for a period of two years following the Termination Date (the “Consulting Period”), and that TCF and Executive shall negotiate in good faith regarding the terms of a Consulting Agreement that shall provide that Executive shall make himself available to assist TCF on an exclusive basis on such corporate strategy projects as are specified by the Chief Executive Officer.

6.
Miscellaneous. Except as expressly amended or supplemented hereby, all terms, provisions, conditions and covenants contained in the Employment Agreement are not modified by this letter and continue in full force and effect as originally written.

We appreciate your contributions to TCF to date. If you accept and are in agreement with the above-described terms, please return to me a signed copy of this letter.

Sincerely,

/s/ Craig R. Dahl

Craig R. Dahl
Chief Executive Officer
TCF Financial Corporation

Agreed to and accepted by:

/s/ Dennis Klaeser
Dennis Klaeser
Date: December 13, 2019